Exhibit 12.1

                                ULTRAPETROL (BAHAMAS) LIMITED
                             STATEMENT OF COMPUTATION OF RATIOS
                  FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002 (US$ 000s)
                                                           31-Dec-03               31-Dec-02
                                                           ---------               ---------
EBITDA
    Earnings:                                               (11,518)                (13,853)
    Income (Loss)
    Plus
    Interest expenses                                        16,207                  16,763
    Extraordinary Gain-Losses                                (1,782)
    Income tax                                                  275                     150
    Depreciation                                             15,335                  15,968
    Amortization of dry dock expenses                         7,232                   8,839
                                                           --------                --------
    EBITDA                                                   25,749                  27,867
                                                           --------                --------

Ratio of EBITDA to interest expense
    EBITDA                                                   25,749                  27,867

    Total interest
    Financial expenses                                       16,278                  16,763
    Note-issuance expenses amortization                           0                       0
                                                           --------                --------
    Total                                                    16,278                  16,763
                                                           --------                --------

    Ratio of EBITDA to interest expense                         1.6                     1.7

Ratio of total debt to EBITDA
    Total debt
    Other financial payable                                  10,463                  12,209
    Long-term debt, net of current portion                  128,341                 135,000
    Current portion of shareholders long-term debt                0                       0
    Other financial payable,  net of current portion         17,011                  21,785
                                                           --------                --------
                                                            155,815                 168,994
                                                           --------                --------

    EBITDA                                                   25,749                  27,867

    Ratio of total debt to EBITDA                               6.1                     6.1

Ratio of earning to fixed charges
    Fixed charges
    Financial expenses                                       16,278                  16,763

                                                           --------                --------
    Total                                                    16,278                  16,763

    Earning:
    Income (Loss)                                           (11,518)                (13,853)
    Income tax                                                  275                     150
                                                           --------                --------
    Total                                                     5,035                   3,060
                                                           --------                --------

    Ratio of earning to fixed charges                           0.3                     0.2

For purposes of calculating this ratio, "earnings" consist of income before taxes plus fixed charges, while "fixed charges" consist of interest on all indebtedness including capital leases and amortization of debt expenses.